Exhibit 3.1

FIRST AMENDMENT TO THE
THIRD AMENDED AND RESTATED BYLAWS
OF
ALLIANCE DATA SYSTEMS CORPORATION

(Adopted by the Board of Directors effective as of March 21, 2013)

This First Amendment to the Third Amended and Restated Bylaws of Alliance Data Systems Corporation, a Delaware corporation (the “Company”), (the “Bylaws”), hereby amends the Bylaws in the following respects:

Section 2.5.1(a) of Article II is hereby amended and restated in its entirety to read as follows:

(a)           In addition to any other applicable requirements, for business (other than nominations) to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Company and such business must otherwise be a proper matter for stockholder action.  Subject to Section 2.5.1(d), a stockholder’s notice to the secretary with respect to such business, to be timely, must (x) comply with the provisions of this Section 2.5.1(a) and (y) be timely updated by the times and in the manner required by the provisions of Section 2.5.1(c).  A stockholder’s notice must be received by the secretary at the principal executive offices of the Company (a) not less than 120 days nor more than 150 days before the first anniversary date of the Company's proxy statement in connection with the last annual meeting of stockholders, or (b) if no annual meeting was held in the previous year, or if the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, or if the stockholder proposal is for a special meeting, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.  The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described in this Section 2.5.1.